Exhibit 5.1

600 Congress Avenue, Suite 2200 Austin, TX 78701 Telephone: 512-305-4700 Fax: 512-305-4800 www.lockelord.com

June 21, 2021

Lamar Advertising Company

5321 Corporate Boulevard

Baton Rouge, LA 70808

Ladies and Gentlemen:

We are delivering this opinion to you in accordance with your request and the requirements of Item 16 of Form S-3 and Item 601(b)(5) of Regulation S-K promulgated by the Securities and Exchange Commission (the “Commission”). We have acted as your counsel in connection with the preparation of the Registration Statement on Form S-3 (the “Registration Statement”) of Lamar Advertising Company (the “Company”), a Delaware corporation, to be filed on or about the date hereof with the Commission under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration of an indeterminate number of shares of the Company’s Class A Common Stock, $0.001 par value per share, that may be offered from time to time, up to the number of shares authorized by the Amended and Restated Certificate of Incorporation of the Company, as amended to date, and unissued (the “Shares”).

In connection with rendering this opinion, we have examined originals, certified copies or copies otherwise identified as being true copies of the following:

(a) the Registration Statement;

(b) the Amended and Restated Certificate of Incorporation of the Company, as amended to date;

(c) the Amended and Restated Bylaws of the Company, as amended to date;

(d) corporate proceedings of the Company relating to its proposed issuance of the Shares; and

(e) such other instruments and documents as we have deemed relevant or necessary in connection with our opinion set forth herein.

In our examination, we have assumed (i) the genuineness of all signatures; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to original documents of all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies and the authenticity of the originals of such documents; (iv) the authority of all persons signing any document; (v) the enforceability of all the documents and agreements we have reviewed in accordance with their respective terms against the parties thereto; and (vi) the truth and accuracy of all matters of fact set forth in all certificates and other instruments furnished to us.

Lamar Advertising Company

For purposes of the opinions set forth below, we refer to the following as “Future Approval and Issuance”: (a) the approval by the Company’s board of directors (or a duly authorized committee of the board of directors) of the issuance of the Shares (the “Approval”) and (b) the issuance of the Shares in accordance with the Approval and the receipt by the Company of the consideration (which shall not be less than the par value of such Shares) to be paid in accordance with the Approval.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon Future Approval and Issuance, will be validly issued, fully paid and nonassessable.

The opinion expressed above is limited to the Delaware General Corporation Law, including applicable provisions of the Delaware Constitution and reported judicial decisions interpreting Delaware General Corporation Law, and the federal laws of the United States.

This opinion is rendered on the date hereof, and we have no continuing obligation hereunder to inform you of changes of law or fact subsequent to the date hereof or facts of which we have become aware after the date hereof.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

Very truly yours,

/s/ Locke Lord LLP

Locke Lord LLP